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EXHIBIT 99.1

CONTACT:
Peter A. Arakelian                                    Douglas MacDougall
Director of Investor and Public Relations             Priscilla Harlan
Triangle Pharmaceuticals, Inc.                        Feinstein Kean Healthcare
(919) 493-5980                                        (617) 577-8110
www.tripharm.com                                      www.fkhealth.com


For Immediate Release
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          TRIANGLE PHARMACEUTICALS ANNOUNCES THAT ADDITIONAL PHASE III
               STUDIES FOR COACTINON(R) (EMIVIRINE) ARE REQUIRED

DURHAM, N.C. - DECEMBER 10, 1999 - Triangle Pharmaceuticals, Inc. (Nasdaq: VIRS) today announced that the Food and Drug Administration (FDA), following extensive discussions with the Company, has advised Triangle that it would need to conduct one or possibly two additional Phase III studies in order to prove that regimens containing Coactinon are equivalent or superior to current first line regimens used to treat HIV-infected patients.

Over the first half of 2000, Triangle Pharmaceuticals will review the results of an ongoing study, MKC-401, which compares the use of Coactinon in conjunction with stavudine and Coviracil(R) (emtricitabine) with a regimen of abacavir, stavudine and Coviracil. This study will determine whether the profile of Coactinon justifies the initiation of additional studies.

David W. Barry, M.D., Chairman and Chief Executive Officer of Triangle, commented, "It is always disappointing to learn that the requirement of additional studies will lead to delay or discontinuation of the development of a drug candidate, but we believe it is a wise decision to allocate our resources to those drug candidates which we believe offer the most significant incremental benefit to patients suffering from HIV or hepatitis B infection. The reallocation of resources will provide greater support for the continuing development of our other drugs, including Coviracil, for which we plan to submit a New Drug Application (NDA) in late 2000."

Triangle Pharmaceuticals, Inc., is a specialty pharmaceutical company engaged in the development of new antiviral drug candidates, with a particular focus on therapies for the human immunodeficiency virus, including the acquired immunodeficiency syndrome (AIDS), and hepatitis B virus (HBV). Triangle drug candidates under development for HIV and/or HBV include Coactinon(R) (emivirine), Coviracil(R) (emtricitabine), DAPD, L-FMAU and DMP-450. More information about Triangle's portfolio, management and product development strategy is available on Triangle Pharmaceuticals' website at HTTP://WWW.TRIPHARM.COM.

Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to successfully complete pivotal clinical trials,

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the Company's future capital needs, the inability to commercialize Coviracil(R)
(emtricitabine) and DAPD due to patent rights held by third parties, the Company's ability to obtain additional funding (including contingent contractual milestones), patent protection and required regulatory approvals for its drug candidates, the development of competitive products by others, the cost of coactive therapy and the extent to which coactive therapy achieves market acceptance, the Company's success in identifying new drug candidates, acquiring rights to the candidates on favorable terms and developing any candidates to which the Company acquires any rights, and these and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those projected in this press release. The Company disclaims any obligations to update the statements in this press release.